EXHIBIT 99.1
NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

FOR IMMEDIATE RELEASE:

January 28, 2007

SEARS HOLDINGS NAMES W. BRUCE JOHNSON INTERIM CEO

Commences Formal Search for Permanent CEO to Replace Aylwin B. Lewis

HOFFMAN ESTATES, Ill., January 28, 2008 -- Sears Holdings Corporation (Nasdaq: SHLD) said today its board of directors appointed W. Bruce Johnson, executive vice president, supply chain and operations, to the additional role of interim chief executive officer and president. Mr. Johnson will replace Aylwin B. Lewis, currently president and chief executive officer, who will leave the company as of February 2, 2008, at the end of the company's fiscal year. Mr. Lewis will also step down from the Sears Holdings board of directors at that time. Sears will immediately commence a formal search to identify a permanent chief executive officer.

Edward S. Lampert, chairman of Sears Holdings said, "We've accomplished a great deal under Aylwin's leadership and we are very grateful for his commitment to Sears during a critical time in the company's history. Aylwin played a key role in the integration of Kmart and Sears and in implementing important initiatives to enhance the profitability of the combined business. His hard work, dedication and enthusiasm have been a great example for our associates and we wish him great success in the future."

Mr. Lewis said, "Thanks to the many talented associates who serve our millions of Sears Holdings customers, we have made great progress since the Sears-Kmart merger was completed and I am proud of our accomplishments so far. There are many steps yet to take, and I'm confident that with the strong leadership and culture of learning the company will be successful."

Mr. Lampert continued, "We are entering a new phase in Sears' evolution as a multi-channel retailer, as reflected by the new operational structure we recently announced, and the board has determined that now is the right time to put in place new leadership to take the company forward. As we realign Sears into five different types of focused business units, we will be redefining how our leaders operate by giving them greater autonomy and accountability for their businesses. We intend to put in place an operating model that allows managers to act with the flexibility and speed required in today's dynamic and highly competitive marketplace.

"We are fortunate that we have such a strong interim CEO in Bruce Johnson. Bruce is an experienced retail executive, who among other accomplishments has effectively integrated and improved our supply chain and increased our direct sourcing of product.  In his new role, Bruce will oversee the separate business units and will work to move our company forward quickly in achieving the benefits of this more efficient organizational structure."

Mr. Lampert will lead the board's search for a permanent chief executive officer and will continue to focus on identifying and attracting talented executives to the company.  Following the appointment of Mr. Johnson, Mr. Lampert will no longer have any direct reports. Mr. Johnson will continue to be a member of the Office of the Chairman.

Mr. Johnson joined Kmart in 2003 as senior vice president - supply chain and operations and at the time of the merger was appointed executive vice president - supply chain and operations for the combined company. He was named to the Office of the Chairman in 2005 and took on store operations in 2006.

"I am excited to be taking on this role and I am focused on continuing to transform Sears into a stronger, more efficient company. While Sears and our industry are facing many challenges, I believe that we are taking all the right steps to build a great retailer. We remain focused on ensuring that our expense base is appropriate for the size of our business and we continue to test new ideas, learn from the results, and aggressively roll out new initiatives that we believe will succeed and make a difference," said Mr. Johnson.

Mr. Johnson joined Kmart from Carrefour SA, where he was director, organization and systems and a member of the management board. In this role, he had global responsibilities for supply chain, information technology, store organization and internet based business-to-business activities. Prior to this, Mr. Johnson spent 16 years at Colgate-Palmolive Company in various roles and worked as a management consultant at Booz Allen & Hamilton and Arthur Andersen & Company. Mr. Johnson received his BA, MBA and JD from Duke University.

Forward-Looking Statements

This press release contains forward-looking statements about our expectations regarding the introduction of a new organizational structure and operating model. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Risks and uncertainties include the possibility that we fail to properly implement and realize the expected benefits from the new organizational structure and operating model, that we fail to offer products and services that satisfy the desires of our customers, or other factors outside the control of Sears Holdings. Actual results may differ materially from those set forth in the forward-looking statements. We intend the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation's fourth largest broadline retailer with over $50 billion in annual revenues and approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands' End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The company is the nation's largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings' website at www.searsholdings.com.